News Release                                  [GRAPHIC OMITTED][GRAPHIC OMITTED]

Investor and Media Contacts:
Ellen M. Martin
Kureczka/Martin Associates
Investor Relations
Tel: (510) 832-2044

Deb McManus, APR
Media
(510) 204-7240

            XOMA PRICES PRIVATE OFFERING OF CONVERTIBLE SENIOR NOTES
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BERKELEY, CA - February 1, 2005 - XOMA Ltd. (NASDAQ: XOMA) today announced the pricing of $60 million aggregate principal amount of its Convertible Senior Notes due 2012 in a private placement to qualified institutional buyers, pursuant to Section 4(2) and Rule 144A under the Securities Act of 1933, as amended. The notes will bear interest at a rate of 6.50% per annum and be convertible into XOMA's common shares at an initial conversion rate of 533.4756 common shares per $1,000 principal amount of notes, subject to adjustment (equivalent to a conversion price of approximately $1.87 per share and a conversion premium of approximately 15% to the last reported sale price of $1.63 per share on February 1, 2005). XOMA may redeem the notes after February 6, 2008 if XOMA's common shares trade at 150% of the conversion price for a specified period. Upon the occurrence of certain designated events prior to the maturity of the notes, subject to specified exceptions, investors will have the right to require XOMA to redeem the notes. XOMA has granted the initial purchaser of the notes an option to purchase up to an additional $5 million aggregate principal amount of the notes. The offering is expected to close on February 7, 2005. XOMA expects to use the proceeds of the offering for general corporate purposes, including current research and development projects, the development of new products or technologies, equipment acquisitions, general working capital and operating expenses. The notes to be offered and the common shares issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.


Certain statements contained herein concerning the Company's intention to raise proceeds through the offering and sale of convertible notes and the intended use of proceeds are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Among other things, the Company's ability to complete the offering will depend on market conditions. In addition, any investment in the Company involves risks, including those related to the results of pre-clinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy


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of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); changes in the status of existing collaborative relationships; the ability of collaborators and other partners to meet their obligations; competition; market demand for products; scale-up and marketing capabilities; availability of additional licensing or collaboration opportunities; international operations; share price volatility; our financing needs and opportunities; uncertainties regarding the status of biotechnology patents; uncertainties as to the costs of protecting intellectual property; and risks associated with our status as a Bermuda company. These and other risks are described in more detail in the Company's most recent annual report on Form 10-K and in other SEC filings.


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